Exhibit 10.1

SIMON PROPERTY GROUP, L.P.

1998 STOCK INCENTIVE PLAN

(As Amended September 29, 2006)

SIMON PROPERTY GROUP, L.P.

1998 STOCK INCENTIVE PLAN

(As Amended September 29, 2006)

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5.5	Withholding Taxes	16
5.6	Adjustments Upon Changes in Capitalization	16
5.7	Right of Discharge Reserved	17
5.8	No Rights as a Stockholder	17
5.9	Nature of Payments	17
5.10	Non-Uniform Determinations	17
5.11	Other Payments or Awards	18
5.12	Reorganization	18
5.13	Section Headings	18
5.14	Term of Plan	18
5.15	Governing Law	18
5.16	Repricing of Options	19
5.17	Exception to Certain Limitations	19
5.18	Code Section 409A	19

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SIMON PROPERTY GROUP, L.P.
1998 STOCK INCENTIVE PLAN

(As Amended September 29, 2006)

ARTICLE 1

GENERAL

1.1                                 Purpose.

The purpose of this 1998 Stock Incentive Plan (the “Plan”) is to provide for certain key personnel (as defined in Section 1.3) of Simon Property Group, L.P. (the “Partnership”) and certain of its Affiliates (as defined in Section 1.6) an equity-based incentive to maintain and enhance the performance and profitability of the Partnership and Simon Property Group, Inc. (the “Company”). It is intended that awards granted under this Plan may provide performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder from time-to-time (the “Code”), to the extent applicable.

1.2                                 Administration.

(a)           The Plan shall be administered by a committee (the “Committee”) appointed by the Partnership, by action of its General Partner, which Committee shall consist of two or more directors of the Company.  A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee.  The members of the Committee shall be appointed by and may be changed at any time and from time to time in the discretion of, the Partnership, by action of its General Partner.

(b)           The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Plan agreements executed pursuant to the Plan, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make any determination necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

(c)           The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive.

(d)           No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

(e)           Notwithstanding anything to the contrary contained herein: (i) until the Partnership shall appoint the members of the Committee, the Plan shall be administered by the General Partner, and (ii) the General Partner may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In either of the foregoing events, the term Committee as used herein shall be deemed to mean the General Partner.

1.3                                 Persons Eligible for Awards.

Awards under Articles 2 and 3 of the Plan may be made to such officers, employee-directors, Eligible Directors, executive, managerial, professional or other employees, advisors and consultants (“key personnel”) of the Partnership or its Affiliates, other than Melvin Simon and Herbert Simon, as the Committee shall from time to time in its sole discretion select. Eligible Directors shall also receive awards as provided in Article 4 of the Plan.

1.4                                 Types of Awards Under Plan.

(a)           Awards may be made under the Plan in the form of (i) stock options (“options”), (ii) stock appreciation rights related to an option (“related stock appreciation rights”), (iii) stock appreciation rights not related to any option (“unrelated stock appreciation rights”), (iv) restricted stock awards and (v) performance units, all as more fully set forth in Articles 2, 3 and 4.

(b)           Options granted under the Plan may be either (i) ”nonqualified” stock options subject to the provisions of section 83 of the Code or (ii) options intended to qualify for incentive stock option treatment described in Code section 422.

(c)           All options when granted are intended to be nonqualified stock options, unless the applicable Plan agreement explicitly states that the option is intended to be an incentive stock option.  If an option is intended to be an incentive stock option, and if for any reason such option (or any portion thereof) shall not qualify as an incentive stock option, then, to the extent of such nonqualification, such option (or portion) shall be regarded as a nonqualified stock option appropriately granted under the Plan provided that such option (or portion) otherwise meets the Plan’s requirements relating to nonqualified stock options.

(d)           In the event the Company or an Affiliate consummates a transaction described in Code section 424(a), persons who become key personnel or directors on account of such transaction may be granted options in substitution or as a replacement for options granted by the former employer. The Committee, in its sole discretion and consistent with Code section 424(a), shall determine the exercise price of the substitute options.

1.5                                 Shares Available for Awards.

(a)           Subject to Section 5.6 (relating to adjustments upon changes in capitalization), the aggregate number of shares of Common Stock (as defined in Section 1.6) which may be delivered under the Plan pursuant to awards hereunder shall not exceed 11,300,000 shares.  The number of unrestricted shares acquired pursuant to the exercise of any related stock appreciation right pursuant to the Plan shall be deemed to be equal to the number of shares surrendered, or as to which the grantee’s right to purchase, acquire or receive is surrendered, in connection with such exercise, and, to the extent that any payment to a grantee upon exercise of any stock appreciation right is made in the form of restricted shares, the portion of the shares surrendered, or as to which such grantee’s right to purchase, acquire or receive is surrendered, which is related to payment in the form of restricted shares shall not be deemed to be unrestricted shares acquired pursuant to the Plan until such restricted shares become unrestricted. Upon unconditional vesting of the right of any grantee to payment pursuant to any performance unit in cash or any other form (other than restricted or unrestricted shares), a number of unrestricted shares, equal to the portion of the shares subject to such performance unit to which such payment relates, shall be deemed to be delivered pursuant to the Plan in connection therewith. The number of shares delivered in full or partial payment of any option exercise price under the Plan shall be deducted from the number of shares delivered to the grantee pursuant to such option for purposes of determining the number of unrestricted shares delivered pursuant to the Plan.  Without limiting the generality of the foregoing, shares of Common Stock covered by awards granted under the Plan which expire or terminate for any reason (other than an option or part thereof which is canceled by the Committee and for which cash is paid in respect thereof pursuant to Section 2.5(f)) shall again become available for award under the Plan.

(b)           Shares of Common Stock that shall be subject to issuance pursuant to the Plan shall be authorized and unissued or treasury shares of Common Stock.

(c)           Without limiting the generality of the foregoing, the Committee may, with the grantee’s consent, cancel any award under the Plan and issue a new award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted award shall satisfy all applicable Plan requirements as of the date such new award is made.

1.6                                 Definitions of Certain Terms.

(a)           The term “Affiliate” as used herein means any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Partnership, as determined by the Committee in its sole discretion; provided, however, that the Company and Affiliates of the Company shall be considered Affiliates of the Partnership.

(b)           The term “Common Stock” as used herein means the shares of common stock, par value $0.0001 per share, of Simon Property Group, Inc., as constituted on the effective date of the Plan, all rights which trade with such shares of common stock, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

(c)           The term “Eligible Director” means a director of the Company who is not an employee of the Partnership or any of its Affiliates.

(d)           Except as provided in Article 4, the “fair market value” as of any date and in respect of any share of Common Stock shall be the mean between the high and low sales prices of a share of Common Stock as reported on the New York Stock Exchange if shares of Common Stock are then trading upon such exchange, or if not, then such average on such other stock exchange on which shares of the Common Stock are principally trading, on such date. In no event shall the fair market value of any share be less than its par value.

(e)           The term “Performance Cycle” means the period of time established by the Committee within which Performance Goals are required to be attained or satisfied.

(f)            The term “Performance Goals” means the performance goals established by the Committee with respect to the Company, the Partnership or any Affiliates, in the Committee’s

sole discretion, in writing, based on any one or any combination of the following business criteria: (a) earnings per share; (b) return on equity; (c) return on assets; (d) market value per share; (e) funds from operations; (f) return to stockholders (including dividends); (g) revenues; (h) market share; (i) cash flow; and (j) cost reduction goals.  Awards shall be delivered only after it is certified, in writing, by the Committee that the Performance Goals as established by the Committee have been attained or otherwise satisfied within the Performance Cycle.

1.7                                 Agreements Evidencing Awards

(a)           Options, stock appreciation rights and restricted stock awards granted under the Plan shall be evidenced by written agreements.  Other awards granted under the Plan shall be evidenced by written agreements to the extent the Committee may in its sole discretion deem necessary or desirable.  Any such written agreements shall (i) contain such provisions not inconsistent with the terms of the Plan as the Committee may in its sole discretion deem necessary or desirable and (ii) be referred to herein as “Plan agreements.”

(b)           Each Plan agreement shall set forth the number of shares of Common Stock subject to the award granted thereby.

(c)           Each Plan agreement with respect to the granting of a related stock appreciation right shall set forth the number of shares of Common Stock subject to the related option which shall also be subject to the related stock appreciation right granted thereby.

(d)           Each Plan agreement with respect to the granting of an option shall set forth the amount (the “option exercise price”) payable by the grantee in connection with the exercise of the option evidenced thereby.  The option exercise price per share shall not be less than the fair market value of a share of Common Stock on the date the option is granted.

(e)           Each Plan agreement with respect to a stock appreciation right shall set forth the amount (the “appreciation base”) over which appreciation will be measured upon exercise of the stock appreciation right evidenced thereby.  The appreciation base per share of Common Stock subject to a stock appreciation right shall not be less than (i) in the case of an unrelated stock appreciation right, the fair market value of a share of Common Stock on the date the stock appreciation right is granted, or (ii) in the case of a related stock appreciation right, the higher of the fair market value of a share of Common Stock on the date the stock appreciation right is granted or the option exercise price per share of Common Stock subject to the related option.

(f)            Despite any other provision of this Plan to the contrary, the Committee shall not grant any awards with terms or conditions that would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A.

ARTICLE 2

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1                                 Grants of Stock Options.

The Committee may grant options to purchase shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan; provided, however, that (i) the maximum number of shares subject to all awards granted to any Plan participant pursuant to the Plan shall not exceed 600,000 in any calendar year and (ii) the exercise price of any options shall not be less than fair market value on the date of grant.

2.2                                 Grant of Reload Options.

The Committee may, subject to Sections 1.5 and 2.1, grant a Reload Option to any grantee holding an unexercised option.  For purposes of the Plan. a “Reload Option” shall mean an option to purchase a number of shares of Common Stock granted in connection with the exercise of the grantee’s option (the “Exercised Options”) upon the payment of the option exercise price for such Exercised Option with shares of Common Stock that have a fair market value equal to not less than 100% of the option exercise price for such Exercised Option.  The Reload Option with respect to an Exercised Option shall be for a number of shares of Common Stock equal to the number of shares of Common Stock tendered to exercise the Exercised Option plus, if so provided by the Committee, the number of shares of Common Stock, if any, retained by the Partnership in connection with the exercise of the Exercised Option to satisfy any federal, state, or local tax withholding requirements.  Reload options shall be subject to the following terms and conditions:

(i)            the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates;

(ii)           the Reload Option may be exercised at any time during the unexpired term of the original Exercised Option to which it relates (subject to earlier termination thereof as provided in the Plan and in the applicable Plan agreement); and

(iii)          the terms of the Reload Option shall be the same as the terms of the Exercised Option to which it relates, except that (1) the option exercise price shall be the fair market value of the Common Stock on the grant date of the Reload Option and (2) no Reload Option may be exercised within one year from the date on which such Reload Option was granted.

2.3                                 Grant of Stock Appreciation Rights.

(a)           Related Stock Appreciation Rights. The Committee may grant a related stock appreciation right in connection with all or any part of an option granted under the Plan, either at the time the related option is granted or any time thereafter prior to the exercise, termination or cancellation of such option, and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan.  The grantee of a related stock appreciation right shall, subject to the terms of the Plan and the applicable Plan agreement, have the right to surrender to the Partnership for cancellation all or a portion of the related option granted under the Plan, but only to the extent that such option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate fair market value of the shares of Common Stock subject to such option or portion thereof (determined as of the date of exercise of such stock appreciation right), over (ii) the aggregate appreciation base (determined pursuant to Section 1.7(e)) of the shares of Common Stock subject to such stock appreciation right or portion thereof.

(b)           Unrelated Stock Appreciation Rights. The Committee may grant an unrelated stock appreciation right in such amount and subject to such terms and conditions, as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan.  The grantee of an unrelated stock appreciation right shall, subject to the terms of the Plan and the applicable Plan agreement, have the right to surrender to the Partnership for cancellation all or a portion of such stock appreciation right, but only to the extent that such stock appreciation right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate fair market value of the shares of Common Stock subject to such stock appreciation right or portion thereof (determined as of the date of exercise of such stock appreciation right), over (ii) the aggregate appreciation base (determined pursuant to Section 1.7(e)) of the shares of Common Stock subject to such stock appreciation right or portion thereof.

(c)           Payment. Unless the Plan agreement provides otherwise, payment due to the grantee upon exercise of a stock appreciation right shall be made in cash and/or in Common Stock (valued at the fair market value thereof as of the date of exercise) as determined by the Committee in its sole discretion.

2.4                                 Exercise of Related Stock Appreciation Right Reduces Shares Subject to Option.

Upon any exercise of a related stock appreciation right or any portion thereof, the number of shares of Common Stock subject to the related option shall be reduced by the number of shares of Common Stock in respect of which such stock appreciation right shall have been exercised.

2.5                                 Exercisability of Options and Stock Appreciation Rights.

Subject to the other provisions of the Plan:

(a)           Exercisability Determined by Plan Agreement. Each Plan agreement shall set forth the period during which and the conditions subject to which the option or stock appreciation right evidenced thereby shall be exercisable, as determined by the Committee in its sole discretion.

(b)           Default Provisions. Unless the applicable Plan agreement otherwise specifies:

(i)            no option or stock appreciation right shall be exercisable prior to the first anniversary of the date of grant;

(ii)           each option or stock appreciation right granted under the Plan shall become cumulatively exercisable with respect to 40% of the shares of Common Stock subject thereto, rounded down to the next lower full share, on the first anniversary of the date of grant, and with respect to an additional 30% of shares of Common Stock subject thereto, rounded down to the next lower full share, on the second anniversary of the date of the grant;

(iii)          each option or stock appreciation right shall become 100% exercisable on the third anniversary of the date of grant;

(iv)          except as provided in Section 2.7 each option or stock appreciation right shall remain 100% exercisable through the day prior to the tenth anniversary of the date of grant, after which such option or stock appreciation right shall terminate and cease to be exercisable; and

(v)           no option or stock appreciation right shall be exercisable to the extent that such exercise will cause the Partnership or Affiliate to pay any amount that would be nondeductible by the Partnership or such Affiliate by reason of Code section 162(m).

(c)           Exercise of Related Stock Appreciation Right.  Unless the applicable Plan agreement otherwise provides, a related stock appreciation right shall be exercisable at any time during the period that the related option may be exercised.

(d)           Partial Exercise Permitted. Unless the applicable Plan agreement otherwise provides, an option or stock appreciation right granted under the Plan may be exercised from time to time as to all or part of the full number of shares as to which such option or stock appreciation right shall then be exercisable.  No option shall be exercised with respect to less than 50 shares of Common Stock unless the option is being exercised with respect to the full number of shares issuable hereunder.

(e)           Notice of Exercise; Exercise Date.

(i)            An option or stock appreciation right shall be exercisable by the filing of a written notice of exercise with the Partnership, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 2.6.

(ii)           Unless the applicable Plan agreement otherwise provides or the Committee in its sole discretion otherwise determines, the date of exercise of an unrelated stock appreciation right shall be the date the Partnership receives such written notice of exercise.

(iii)          For purposes of the Plan, the “option exercise date” shall be deemed to be the sixth business day immediately following the date written notice of exercise is received by the Partnership.

(f)            Cashout of Options.  If and to the extent that the applicable Plan agreement so provides: At any time after receipt of written notice of exercise of an option and prior to the “option exercise date” (as defined in Section 2.5(e)), the Committee in its sole discretion may by written notice to the grantee, cancel the option or any part thereof if the Committee in its sole discretion determines that tax, legal or contractual restrictions or brokerage or other market considerations would make the acquisition of Common Stock, or the grantee’s sale of Common Stock to the public markets illegal, impracticable or inadvisable.  If the Committee cancels such option or any part thereof, the Partnership shall pay to the grantee, as soon as practicable thereafter, an amount equal in cash to the excess of (i) the aggregate fair market value of the shares of Common Stock subject to the option or part thereof canceled (determined as of the option exercise date), over (ii) the aggregate option exercise price of the shares of Common Stock subject to the option or part thereof canceled.

2.6                                 Payment of Option Price.

(a)           Tender Due Upon Notice of Exercise. Unless the applicable Plan agreement otherwise provides or the Committee in its sole discretion otherwise determines, (i) any written notice of exercise of an option shall be accompanied by payment of the full purchase price for the shares being purchased, and (ii) the grantee shall have no right to receive shares of Common Stock with respect to an option exercise prior to the option exercise date.

(b)           Manner of Payment. Payment of the option exercise price shall be made in any combination of the following:

(i)            by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee);

(ii)           with the consent of the Committee in its sole discretion, by personal check (subject to collection), which may in the Committee’s sole discretion be deemed conditional;

(iii)          if and to the extent provided in the applicable Plan agreement, by delivery of previously acquired shares of Common Stock owned by the grantee for at least six months (or such other period as the Committee may prescribe) having a fair market value (determined as of the option exercise date) equal to the portion of the option exercise price being paid thereby, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16(b) of the Act and does not require any Consent (as defined in Section 5.3);

(iv)          with the consent of the committee in its sole discretion, by the promissory note and agreement of the grantee providing for payment with interest on the unpaid balance accruing at a rate not less than that needed to avoid the imputation of income under Code section 7872 and upon such terms and conditions (including the security, if any, therefor) as the Committee may determine in its sole discretion; provided, however, no grantee who is subject to Section 402 of the Sarbanes-Oxley Act of 2002 (the “S-O Act”) may pay pursuant to this clause (iv); or

(v)           by any other means which the Committee, in its sole discretion, determines to be consistent with the purposes of the Plan.

(c)           Cashless Exercise.  For any grantee who is not subject to Section 402 of the S-O Act, payment in accordance with clause (i) of Section 2.6(b) may be deemed to be satisfied, if and to the extent provided in the applicable Plan agreement, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Common Stock acquired upon exercise to pay for all of the Common Stock acquired upon exercise and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be made at the grantee’s direction at the time of exercise.

(d)           Issuance of Shares. As soon as practicable after receipt of full payment, the Company shall, subject to the provisions of Section 5.3, deliver to the grantee one or more certificates for the shares of Common Stock so purchased, which certificates may bear such legends as the Company may deem appropriate concerning restrictions on the disposition of the shares in accordance with applicable securities laws, rules and regulations or otherwise.

2.7                                 Termination of Service.

For purposes of the Plan, “termination of service” means, in the case of an employee, the termination of the employment relationship between the employee and the Partnership and all Affiliates; and in the case of an individual who is not an employee, the termination of the service relationship between the individual and the Partnership and all Affiliates. Subject to the other provisions of the Plan and unless the applicable Plan agreement otherwise provides:

(a)           General Rule.  All options and stock appreciation rights granted to a grantee shall terminate upon his termination of service for any reason (including death) except to the extent post-service exercise of the vested portion of an option or stock appreciation right is permitted in accordance with this Section 2.7.  The “vested portion” of any option or stock appreciation right shall mean the portion thereof which is exercisable immediately prior to the grantee’s termination of service for any reason.

(b)           Improper Activity. All options and stock appreciation rights granted to a grantee shall terminate and expire on the day of the grantee’s termination of service for cause, whether or not the grantee is a party to a written service contract.  For purposes of this Section 2.7, a grantee’s service shall be deemed to be terminated for “cause” if he is discharged (i) on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Partnership or any Affiliate, (ii) for violation of a policy of the Partnership or any Affiliate, (iii) for serious and willful acts of misconduct detrimental to the business or reputation of the Partnership or any Affiliate or (iv) for “cause” or any like term as defined in any written contract with the grantee.

(c)           Regular Termination; Leaves of Absence. If the grantee’s service terminates for reasons other than as provided in subsection (b) or (d) of this Section 2.7, the portion of options and stock appreciation rights granted to such grantee which were exercisable immediately prior to such termination of service may be exercised until the earlier of (i) 30 days after his termination of service or (ii) the date on which such options and stock appreciation rights terminate or expire in accordance with the provisions of the Plan (other than this Section 2.7) and the Plan agreement; provided, that the Committee may in its sole discretion determine such other period for exercise in the case of an individual whose service terminates solely because the employer ceases to be an Affiliate or the grantee transfers employment with the Partnership’s consent to a purchaser of a business disposed of by the Partnership.  The Committee may in its sole discretion determine (i) whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of service for purposes of the Plan, and (ii) the impact, if any, of any such leave on outstanding awards under the Plan.  The Committee shall not, however, have the discretion to grant any extension of an exercise or expiration period that would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A.

(d)           Death; Disability; Retirement. If a grantee’s service terminates by reason of death, disability, or retirement at or after age 65, the portion of options and stock appreciation rights granted to such grantee which were exercisable immediately prior to such termination of service may be exercised until the earlier of (i) one year after his termination of service in the case of death or disability or three years after his termination of service by reason of retirement, or (ii) the date on which such options and stock appreciation rights terminate or expire in accordance with the Plan agreement. For purposes of this Section 2.7, the term “disability” shall mean, with respect to any grantee, a “permanent and total disability” as defined in section 22(e)(3) of the Code.

2.8                                 Special ISO Requirements.

In order for a grantee to receive special tax treatment with respect to stock acquired under an option intended to be an incentive stock option, the grantee of such option must be, at all times during the period beginning on the date of grant and ending on the day three months before the date of exercise of such option, an employee of the Company or any of the Company’s parent or subsidiary corporations (within the meaning of Code section 424), or of a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which Code section 424(a) applies.  The aggregate fair market value, determined as of the date an option is granted, of the Common Stock for which any grantee may be awarded incentive stock options which are first exercisable by the grantee during any calendar year under the Plan (and any other stock option plan to be taken into account under Code section 422(d)) shall not exceed $100,000.  If an option granted under the Plan is intended to be an incentive stock option, and if the grantee, at the time of grant, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the grantee’s employer corporation or of its parent or subsidiary corporation, then (i) the option exercise price per share shall in no event be less than 110% of the fair market value of the Common Stock on the date of such grant and (ii) such option shall not be exercisable after the expiration of five years after the date such option is granted.

ARTICLE 3

AWARDS OTHER THAN STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

3.1                                 Restricted Stock Awards.

(a)           Grant of Awards.  The Committee may grant restricted stock awards, alone or in tandem with other awards, under the Plan in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine.  The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of service with the Partnership or any Affiliate, upon the attainment of specified Performance Goals within specified Performance Cycles, and/or upon such other criteria as the Committee may determine in its sole discretion; provided, however; that subject to Section 5.17, every restricted stock award which is based on completion of a specified period of service must have a minimum period of service of thirty-six consecutive months and any restricted stock award which is based on the achievement of specified Performance Goals must relate to a Performance Cycle of not less than twelve consecutive months.

(b)           Payment. Each Plan agreement with respect to a restricted stock award shall set forth the amount (if any) to be paid by the grantee with respect to such award. If a grantee makes any payment for a restricted stock award which does not vest, appropriate payment may be made to the grantee following the forfeiture of such award on such terms and conditions as the Committee may determine.

(c)           Forfeiture Upon Termination of Service. Unless the applicable Plan agreement otherwise provides or the Committee otherwise determines, (i) if a grantee’s service terminates for any reason (other than death) before all of his restricted stock awards have vested, such unvested awards shall terminate and expire upon such termination of service, and (ii) in the event any condition to the vesting of restricted stock awards is not satisfied within the period of time permitted therefor, such restricted shares shall be returned to the Partnership.  If a grantee’s service terminates by reason of death, any unvested portion of a restricted stock award which has been earned as a result of the attainment of applicable Performance Goals shall be fully vested as of the awardee’s date of death.

(d)           Issuance of Shares. The Committee may provide that one or more certificates representing restricted stock awards shall be registered in the grantee’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the terms and conditions of the Plan and the applicable Plan agreement, or that such certificate or certificates shall be held in escrow by the Partnership on behalf of the grantee until such shares vest or are forfeited, all on such terms and conditions as the Committee may determine. Unless the applicable Plan agreement otherwise provides, no share of restricted stock may be assigned, transferred, otherwise encumbered or disposed of by the grantee until such share has vested in accordance with the terms of such award.  Subject to the provisions of Section 5.4, as soon as practicable after any restricted stock award shall vest, the Partnership shall issue or reissue to the grantee (or to his designated beneficiary in the event of the grantee’s death) one or more certificates for the Common Stock represented by such restricted stock award without such restricted legend.

(e)           Grantees’ Rights Regarding Restricted Stock. Unless the applicable Plan agreement otherwise provides, (i) a grantee may vote and receive dividends on restricted stock awarded under the Plan, and (ii) any stock received as a dividend on, or in connection with a stock split of, a restricted stock award shall be subject to the same restrictions as such restricted stock.

3.2                                 Common Stock Awards.

The Committee may issue awards under the Plan, payable in Common Stock, including, but not limited to awards of Common Stock equal to dividends declared on Common Stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. Such Common Stock awards under the Plan shall relate to a specified maximum number of shares granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

3.3                                 Performance Units.

(a)           Grant of Units. The Committee may grant performance units under the Plan to acquire shares of Common Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan.

(b)           Performance Units. Each performance unit under the Plan shall relate to a specified maximum number of shares, and shall be exchangeable for all or a portion of such shares, or cash (or such other form of consideration as may be determined by the Committee in its sole discretion equivalent in value thereto) in up to an amount equal to the fair market value of an equal number of unrestricted shares, at the end of a specified Performance Cycle as may be established by the Committee.  The number of such shares which may be deliverable pursuant to such performance unit shall be based upon the degree of attainment of Performance Goals over a Performance Cycle as may be established by the Committee.  The Committee may provide for full or partial credit, prior to completion of such Performance Cycle or achievement of the degree of attainment of the Performance Goals specified in connection with such performance unit, in the event of the participant’s death, normal retirement, early retirement, or total or permanent disability, or in such other circumstances as the  Committee may determine in its sole discretion to be fair and equitable to the participant or in the interest of the Partnership and its Affiliates.

ARTICLE 4

GRANTS OF RESTRICTED STOCK TO ELIGIBLE DIRECTORS

4.1                                 Grants to Eligible Directors.

Effective May 11, 2006, each Eligible Director of the Company shall be granted restricted stock awards in accordance with this Article 4.

4.2                                 Amount of Awards.

Each person who serves as an Eligible Director shall receive the following awards of restricted stock:

(a)           Initial Election.  Each Eligible Director who is elected or appointed a director of the Company and who has not previously served as a director of the Company or its predecessors, shall be granted a restricted stock award on the first day of the first calendar month following the month in which such person first become an Eligible Director for that number of shares of stock having a value on such date of grant equal to $82,500.

(b)           Reelection. As of the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”), each Eligible Director shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $82,500 (the “Subsequent Awards”); provided, however, that if a person is elected, appointed or otherwise becomes an Eligible Director during a period 60 days prior to the Annual Meeting in any year, then such Eligible Director will receive no Subsequent Awards, and provided, further, that each Eligible Director receiving Subsequent Awards must continue to serve as a director of the Company after such Annual Meeting.

(c)           Committee Chairs.  Each Eligible Director who is serving as the chairperson of the Audit Committee of the Board of Directors as of the date of the Annual Meeting shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $10,000.  Each Eligible Director who is serving as the chairperson of any other standing committee of the Board of Directors as of the date of the Annual Meeting shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $7,500.

(d)           Lead Director.  The Eligible Director who is serving as the Lead Director of the Board of Directors as of the date of the Annual Meeting shall be granted a restricted stock award for that number of shares of stock having a value on such date of grant equal to $12,500.

(e)           Valuation.  The number of shares of stock included in any award of restricted stock under this Article 4 shall be determined by dividing the cash value of such award by a number representing the 20 trading day average per share closing price of the Common Stock ending on the trading day immediately preceding the date of any such award.

4.3                                 Terms of Restricted Stock Awards.

(a)           Vesting.  Unless the 5% exception provided for in Section 5.17 has been exceeded, each award of restricted stock under this Article 4 shall fully vest on the first anniversary of the date of grant of such award.  Except as provided in Section 4.4, if an Eligible Director’s service as a director terminates before all of his or her restricted stock awards have vested, any unvested portion of an award shall terminate and expire upon such termination of service.  If the 5% exception provided for in Section 5.17 has been exceeded, the vesting period for subsequent grants shall increase to the third anniversary of the date of the grant.  If an Eligible Director’s service terminates by reason of death or disability or after an Eligible Director has served a minimum of five annual terms as director of the Company, its predecessors or successors, any unvested portion of a restricted stock award, may, upon determination of the Committee or the Board of Directors of the Company and subject to the limitations of Section 5.17, become fully vested without completion of the minimum period of service requirement.

(b)           Grantee’s Rights.  A grantee may vote and receive dividends on the restricted stock awards granted hereunder.  Any stock or other property paid as a dividend on, or in connection with a stock split of, a restricted stock award, shall be subject to the same restrictions that apply to such restricted stock award.

(c)           Issuance of Shares.  One or more certificates representing restricted stock awards shall be registered in the Eligible Director’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the terms and conditions of the Plan.  No shares of restricted stock may be assigned, transferred, otherwise encumbered or disposed of by the grantee until such award has vested and only after the underlying shares of Common Stock have been delivered pursuant to Section 4.5 hereof.

4.4                                 Change of Control.

In the event of a Change of Control prior to the date a restricted stock award granted under this Article 4 fully vests, all shares of restricted stock not previously vested shall become immediately vested and deferred pursuant to Section 4.5.  For this purpose, a “Change of Control” shall mean (i) a merger or consolidation of the Company with another corporation, whether or not the Company is the surviving corporation, where there is a change in the rights, preferences or control of outstanding shares of Common Stock by reason of such merger or consolidation, (ii) an acquisition of all or substantially all of the assets of the Company by another person, or (iii) a reorganization or liquidation of the Company.

4.5                                 Deferred Delivery; Reinvestment of Dividends.

Upon vesting, the delivery of the shares of Common Stock underlying any restricted stock awards shall be deferred in accordance with the terms of the Director Deferred Compensation Plan until an Eligible Director’s service as a director of the Company terminates.  During the deferral period, all cash dividends payable with respect to such shares of Common Stock shall be reinvested in shares of Common Stock pursuant to terms of the Company’s Dividend Reinvestment Plan and delivery of any such shares shall also be deferred pursuant to the Director Deferred Compensation Plan.

ARTICLE 5

MISCELLANEOUS

5.1                                 Amendment of the Plan; Modification of Awards.

(a)           Plan Amendments. The Partnership, by action of its General Partner, may, without approval of other partners in the Partnership, at any time and from time to time suspend, discontinue or amend the Plan in any respect whatsoever, except that no such amendment shall impair any rights under any award theretofore made under the Plan without the consent of the grantee of such award.  Furthermore, the General Partner shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 1.6) required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements or that otherwise would:  (i) increase the maximum number of shares of Common Stock that may be awarded in Section 1.5(a); (ii) extend the term of this Plan; or (iii) change the class of persons eligible to be participants.  Any Plan amendment shall be obtained in such a manner and to such a degree as is required by applicable law or regulation.

(b)           Award Modifications. With the consent of the grantee and subject to the terms and conditions of the Plan (including Section 5.1(a)), the Committee may amend outstanding Plan agreements with such grantee, including, without limitation, any amendment which would (i) accelerate the time or times at which an award may vest or become exercisable but only in case of death, disability, retirement or as a result of a Change in Control and/or (ii) extend the scheduled termination or expiration date of the award; provided, however, that the Committee shall not enter into any amendments of outstanding agreements that would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A.

5.2                                 Limitation on Exercise.

No option or stock appreciation right shall be exercisable to the extent that such exercise will cause the Partnership or any Affiliate to pay any amount which would be nondeductible by the Partnership or such Affiliate by reason of Code section 162(m).

5.3                                 Restrictions.

(a)           Consent Requirements.  If the Committee shall at any time determine in its sole discretion that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the acquisition, issuance or purchase of shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.  Without limiting the generality of the foregoing, if (i) the Committee may make any payment under the Plan in cash, Common Stock or both, and (ii) the Committee determines that Consent is necessary or desirable as a condition of, or in connection with, payment in any one or more of such forms, then the Committee shall be entitled to determine not to make any payment whatsoever until such Consent has been obtained.

(b)           Consent Defined.  The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state or local law, rule or regulation, (ii) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state or local law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, (iii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iv) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Partnership or any Affiliate.

5.4                                 Nontransferability.

Except as expressly authorized by the Committee in the Plan agreement, no award granted to any grantee under the Plan shall be assignable or transferable by the grantee other than by will or by the laws of descent and distribution and during the lifetime of the grantee, all rights with respect to any option or stock appreciation right granted to the grantee under the Plan shall be exercisable only by the grantee.

5.5                                 Withholding Taxes.

(a)           Whenever under the Plan shares of Common Stock are to be delivered pursuant to an award, the Committee may require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto.  Whenever cash is to be paid under the Plan (whether upon the exercise of stock appreciation right or otherwise), the Partnership may, as a condition of its payment, deduct therefrom, or from any salary or other payments due to the grantee, an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any shares of Common Stock under the Plan.

(b)           Without limiting the generality of the foregoing, (i) a grantee may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by the grantee for at least six months (or such other period as the Committee may determine in its sole discretion) having a fair market value (determined as of the date of such delivery by the grantee) equal to all or part of the amount to be so withheld, provided that the Committee may require, as a condition of accepting any such delivery, the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16(b) of the Act; and (ii) the Committee may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the award giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date such award was exercised).

5.6                                 Adjustments Upon Changes in Capitalization.

If and to the extent specified by the Committee, the number of shares of Common Stock which may be issued pursuant to awards under the Plan, the number of shares of Common Stock subject to awards, the option exercise price and appreciation base of options and stock appreciation rights theretofore granted under the Plan, and the amount payable by a grantee in respect of an award, shall be appropriately adjusted (as the Committee may determine) for any change in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend after the effective date of the Plan, or other change in such shares of Common Stock effected without receipt of consideration by the Company; provided that any awards covering fractional shares of Common Stock resulting from any such adjustment shall be eliminated and provided further, that each incentive stock option granted under the Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an “incentive stock option” within the meaning of Code section 422. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

5.7                                 Right of Discharge Reserved.

Nothing in the Plan or in any Plan agreement shall confer upon any person the right to continue in the service of the Partnership or any Affiliate or affect any right which the Partnership or any Affiliate may have to terminate the service of such person.

5.8                                 No Rights as a Stockholder.

No grantee or other person shall have any of the rights of a stockholder of the Company with respect to shares subject to an award until the issuance of a stock certificate to him for such shares. Except as otherwise provided in Section 5.6, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued. In the case of a grantee of an award which has not yet vested, the grantee shall have the rights of a stockholder of the Company if and only to the extent provided in the applicable Plan agreement.

5.9                                 Nature of Payments.

(a)           Any and all awards or payments hereunder shall be granted, issued, delivered or paid, as the case may be, in consideration of services performed for the Partnership or its Affiliates by the grantee.

(b)           No such awards and payments shall be considered special incentive payments to the grantee or, unless otherwise determined by the Committee, be taken into account in computing the grantee’s salary or compensation for the purposes of determining any benefits under (i) any pension, retirement, life insurance or other benefit plan of the Partnership or any Affiliate or (ii) any agreement between the Partnership or any Affiliate and the grantee.

(c)           By accepting an award under the Plan, the grantee shall thereby waive any claim to continued exercise or vesting of an award or to damages or severance entitlement related to non-continuation of the award beyond the period provided herein or in the applicable Plan agreement, notwithstanding any contrary provision in any written contract with the grantee, whether any such contract is executed before or after the grant date of the award.

5.10                           Non-Uniform Determinations.

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, (c) the exercise by the Committee of its discretion in respect of the exercise of stock appreciation rights pursuant to the terms of the Plan, and (d) the treatment of leaves of absence pursuant to Section 2.7(c).

5.11                           Other Payments or Awards.

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Partnership, any Affiliate or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5.12                           Reorganization.

(a)           In the event that the Company is merged or consolidated with another corporation and, whether or not the Company shall be the surviving corporation, there shall be any change in the shares of Common Stock by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a “Reorganization Event”) or in the event that the Board of Directors of the Company (the “Board”) shall propose that the Company enter into a Reorganization Event, then the Committee may in its sole discretion, by written notice to a grantee, provide that his options and stock appreciation rights will be terminated unless exercised within 30 days (or such longer period as the committee shall determine in its sole discretion) after the date of such notice; provided that if the Committee takes such action the Committee also shall accelerate the dates upon which all outstanding options and stock appreciation rights of such grantee shall be exercisable.  The Committee also may in its sole discretion by written notice to a grantee provide that all or some of the restrictions on any of his awards may lapse in the event of a Reorganization Event upon such terms and conditions as the Committee may determine.

(b)           Whenever deemed appropriate by the Committee, the actions referred to in Section 5.12(a) may be made conditional upon the consummation of the applicable Reorganization Event.

5.13                           Section Headings.

The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

5.14                           Term of Plan.

This Plan shall terminate on September 24, 2008 and no awards shall thereafter be made under the Plan.  Notwithstanding the foregoing, all awards made under the Plan prior to such termination date shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan agreement.

5.15                           Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

5.16                           Repricing of Options.

Nothing in this Plan shall permit the repricing of any outstanding options other than (a) with the prior approval of the Company’s stockholders, or (b) pursuant to Section 5.6.  The foregoing restriction shall also apply to any other transaction which would be treated as a repricing of outstanding options under generally accepted accounting principles.

5.17                           Exception to Certain Limitations.

Notwithstanding the limitations contained in the proviso to the second sentence of Section 3.1(a) concerning minimum periods of service for vesting or minimum periods for Performance Cycles and the provisions of Section 4.3(a) which permit the Company or the Board to reduce the three-year vesting period if grantee dies or becomes disabled, restricted stock awards may be made with vesting periods based on service periods of less than thirty-six consecutive months or Performance Cycles of less than twelve consecutive months as long as the aggregate number of shares subject to such shorter periods does not exceed five percent of the maximum number of shares set forth in Section 1.5(a).

5.18                           Code Section 409A.

(a)           If as of the date his employment terminates, a grantee is a “key employee” within the meaning of Code section 416(i), without regard to paragraph 416(i)(5) thereof, and if the Company has stock that is publicly traded on an established securities market or otherwise, any deferred compensation payments otherwise payable under this Plan because of his termination of service (for reasons other than death or disability) will be suspended until, and will be paid to the grantee on, the first day of the seventh month following the month in which the grantee’s last day of employment occurs.  For purposes of this Plan, “deferred compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code section 409A.

(b)           The Plan and any award agreements shall be interpreted and applied in a manner consistent with the applicable standards for nonqualified deferred compensation plans established by Code section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of the Plan or an award agreement would subject the grantee to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code section 409A standards.